Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Masonite International Corporation 2012 Equity Incentive Plan of our reports dated February 26, 2019, with respect to the consolidated financial statements of Masonite International Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Masonite International Corporation and subsidiaries included in its Annual Report (Form 10-K) for the years ended December 30, 2018, and December 31, 2017, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Tampa, Florida
February 26, 2019